UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 14, 2014

Apco Oil and Gas International Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	0-8933	98-0199453
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Williams Center, 35th Floor, Tulsa, Oklahoma	74172
(Address of principal executive offices)	(Zip Code)

(539) 573-2164

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.13e-4(c))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2014, Rodney J. Sailor, the Chief Financial Officer and a member of the Board of Directors of Apco Oil and Gas International Inc. (the “Company” or “Apco”), advised the Company of his decision to retire, effective as of March 31, 2014. In connection with the departure of Mr. Sailor, on March 20, 2014, the Board appointed J. Kevin Vann to serve as a member of the Board or Directors, effective March 31, 2014. Mr. Vann, age 42, has been appointed to serve as Senior Vice President and CFO of WPX Energy, Inc. (“WPX”), the Company’s majority shareholder, on an interim basis effective March 31, 2014. Mr. Vann has served as WPX’s Vice President, Controller and Chief Accounting Officer since December 2011, and will remain WPX’s Chief Accounting Officer while serving as CFO. From 2006 until 2011 he served as controller of the exploration and production business of The Williams Companies, Inc. (“Williams”). From 1998 until 2006 Mr. Vann served in various financial and accounting roles for Williams. From 1993 until 1998, Mr. Vann worked at Arthur Andersen in Tulsa.

On March 20, 2014, the Board also appointed Benjamin A. Holman, age 39, to serve as the Company’s Chief Financial Officer effective March 31, 2014. Mr. Holman has served as the Company’s Chief Accounting Officer and Controller since December 2012 and will retain such roles in addition to his new position as CFO. From October 2012 until December 2012 Mr. Holman served as the director of international accounting of WPX. From May 2012 until October 2012, he served as the controller of Primary Natural Resources. From 2006 until 2011, Mr. Holman served as international project manager for Williams and then in that same role for WPX until May 2012 after WPX’s spin-off from Williams. Prior to WPX and Williams, he worked at Vintage Petroleum Inc., in Tulsa from 1998 until 2006.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APCO OIL AND GAS INTERNATIONAL INC.

Date: March 20, 2014	By:	/s/ Amy Flakne
	Name:	Amy Flakne
	Title:	Assistant Secretary